Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allegheny Technologies Incorporated 2007 Incentive Plan of our reports dated February 21, 2007, with respect to the consolidated financial statements of Allegheny Technologies Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Allegheny Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
April 30, 2007